Exhibit 10.10

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 12, 2007, between HANK ACQUISITION COMPANY, LLC, a Delaware limited liability company (the “Company”), and FRANK CURCI (the “Employee”).

WHEREAS, the Company has entered into a Limited Liability Company Interest Purchase Agreement, dated as of October 11, 2007, by and among the Company, Hank Holding Corporation, a Delaware corporation, Tops Holding, LLC, a New York limited liability company and Koninklijke Ahold N.V., a public company with limited liability organized under the laws of the Netherlands (the “Purchase Agreement”).

WHEREAS, immediately following the consummation of the transactions contemplated by the Purchase Agreement, pursuant to the terms and subject to the conditions of a merger agreement to be entered into between the Company and Tops Markets, LLC, a New York limited liability company (“Tops Markets”), the Company will be merged with and into Tops Markets, with Tops Markets being the surviving company (the “Surviving Company”) of such merger (the “Merger”).

WHEREAS, the Company desires to employ Employee, and Employee is willing to enter into employment and perform services for the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.               Employer; Effective Date.

This Agreement shall automatically become effective immediately following the consummation of the Merger (the “Effective Date”).  At such time and thereafter, the Surviving Company shall be the “Company” hereunder, and the Managers of the Surviving Company shall be the “Managers” hereunder.  Notwithstanding the foregoing, this Agreement shall automatically terminate and be of no further force or effect on the date, if any, on which the Purchase Agreement is terminated in accordance with its terms.  For purposes of clarification, the parties shall have no obligations hereunder unless and until the Effective Date occurs.

Section 2.               Employment Period.

Pursuant to the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Initial Term”); provided, the Initial Term will automatically be extended for successive one-year periods either the Company or the Employee does not, prior to 10 days preceding the expiration of the Initial Term or, if previously extended pursuant to the terms of this Section 2, the then-current expiration date, provide the other party with written notice of termination.  As used herein, the Initial Term plus the term of any such extension, or the earlier termination of the Employee’s employment with the Company as hereafter provided, is referred to herein as the “Employment Period”.

Section 3.               Terms of Employment.

(a)           Position.  During the term of the Employee’s employment with the Company, the Employee shall serve as Chief Executive Officer of the Company and shall report to the Managers of the Company (the “Managers”).  The Employee shall, subject to the direction and supervision of the Managers, have supervision and control over, and responsibility for, such management and operational functions of the Company as are normally assigned to a person in such position or as may reasonably change from time to time and shall have such other powers and duties as may from time to time be prescribed by the Managers consistent with the duties and authorities normally afforded to a chief executive officer of a company of the general size and type of the Company.

(b)           Full Time.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote his full business time and efforts, to the best of his ability, experience and talent, to the business and affairs of the Company.  The Employee shall not be a member of the board of directors or other comparable governing body of any other entity or be employed by or act as a consultant to, or otherwise directly or indirectly engage in any other business activity on behalf of, any other entity, in each case, without the prior written consent of the Company.

(c)           Compensation.

(i)            Base Salary.  Beginning on January 1, 2008, during the Employment Period, the Employee shall receive an annual base salary of $500,000 (the “Annual Base Salary”).  The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company, subject to customary withholding and other payroll taxes.

(ii)           Additional Compensation.  Promptly following the Effective Date, Employee will be paid a one-time lump sum payment equal to $166,666.67, subject to customary withholding and other payroll taxes, which represents a signing bonus and the prepayment of the aggregate amount of the Employee’s salary for services rendered during the year ending December 31, 2007.

(iii)          Bonuses.  Beginning with the calendar year starting January 1, 2008, and during the Employment Period, the Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) in an amount equal to up to 100% of the Annual Base Salary, which amount shall be determined in good faith by the Managers based on quantitative and qualitative factors (including, without limitation, the

Company’s performance relative to its budget for the applicable year) that the Managers deem appropriate.  Any Annual Bonus shall be payable not more than 60 days following the Company’s receipt of its audited financial statements for the applicable year (subject to customary withholding and other payroll taxes); provided, that the Employee was employed by the Company on December 31 of such year.

(iv)          Benefits.  During the Employment Period, the Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executives of the Company and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to senior executives of the Company.

(v)           Moving Expenses.  The Company will provide moving expenses for Employee and his wife, including, but not limited to, house hunting trip’s and reimbursement of up to $2,500 in documented legal fees and expenses (but excluding amounts paid in respect of mortgage “points”), in an aggregate amount not to exceed $50,000, subject to the approval of the Managers.  In the event that Employee is subject to federal, state, or local income tax (together, “Taxes”) as a result of the reimbursement of such expenses (other than such legal fees and expenses) (the “Reimbursement Amount”), the Company shall pay to Employee an additional amount (the “Gross-Up Payment”), such that the net amount retained by Employee, after taking into account (A) the payment of any Taxes resulting from the payment of the Reimbursement Amount or any additional Taxes imposed upon the Gross-Up Payment, and (B) the Tax benefit of any deduction or credit arising from the payment of any Taxes referred to in clause (A), shall be equal to the Reimbursement Amount; provided, however, that the Company shall not be responsible for and the Gross-Up Payment shall not include any interest or penalties imposed on Employee due to his failure to timely or properly file and pay any Taxes due.

(vi)          General Expenses.  The Employee shall be entitled to receive reimbursement for all reasonable and documented out-of-pocket expenses incurred by the Employee in connection with the performance of his duties hereunder, in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(vii)         Vacation and Holidays.  During the Employment Period, the Employee shall be entitled to holidays and four weeks paid vacation in accordance with the policies of the Company applicable to other senior executives of the Company generally.

Section 4.               Termination of Employment.

(a)           Death or Disability.  The Employee’s employment shall terminate automatically upon the Employee’s death.  The Company may give to the Employee written notice of its intention to terminate the Employee’s employment following the date on which the Employee is determined to have a Disability (as defined below).  In such event, the Employee’s employment with the Company shall terminate effective on the 10th day after receipt of such notice by the Employee (or such Employee’s legal guardian or next of kin, if applicable) if, within the ten (10) days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties.  For purposes of this Agreement, “Disability” shall have the same definition as under the then-existing disability insurance plan covering such Employee.

(b)           Cause.  The Employee’s employment may be terminated at any time by the Company with or without Cause.  For purposes of this Agreement, “Cause” means (i) the willful failure by the Employee to perform such duties as are reasonably requested by the Managers, as determined in good faith by the Managers, and such failure shall have continued for a period of ten (10) days after the Company gives written notice to Employee specifying such failure, (ii) the failure by the Employee to observe material Company policies generally applicable to employees of the Company, (iii) gross negligence or willful misconduct by the Employee in the performance of his duties, as determined in good faith by the Managers, (iv) the commission by the Employee of any act of fraud (including, without limitation, any material misrepresentation made by Employee to the Company or any of its predecessors or affiliates, including, without limitation, Morgan Stanley, and their respective agents, in connection with such party’s evaluation of Employee as a prospective employee), theft or financial dishonesty with respect to the Company or any of its Affiliates (as defined hereinafter), (v) the Employee’s indictment, conviction of, or pleading no contest or nolo contendere to, any felony or a lesser crime involving dishonesty, (vi) breach of any material provision of this Agreement, (vii) failure of the Employee to obtain or retain any permits, licenses or approvals which may be required by any state or local authorities in order to permit the Employee to continue employment in the ordinary course as contemplated by this Agreement, (viii) chronic absenteeism or (ix) alcohol or other substance abuse by the Employee.  “Without Cause” shall mean a termination by the Company of the Employee’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability (including, without limitation, by reason of the Company’s delivery of written notice of termination pursuant to Section 2).  For purposes of this Agreement, the term “Affiliates” shall mean, with respect to any person or entity, any person or entity controlling, controlled by, or under common control with, such person or entity; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

(c)           Notice of Termination.  Any termination by the Company for Cause or Without Cause or by the Company for Disability shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) indicates the date of termination (the “Termination Date”).

(d)           Post-Termination Cooperation.  The Employee agrees and covenants that, following the Employment Period, he shall, to the extent reasonably requested by the Company, and except as may be required by applicable law, cooperate in good faith with and assist the Company or any of its Affiliates in the pursuit or defense of any claim, administrative charge or cause of action by or against the Company or any of its Affiliates as to which the Employee, by virtue of his employment with the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum.  The Company shall reimburse the Employee for his reasonable documented out-of-pocket expenses in complying with this Section 4(d).  The Company shall pay to the Employee in respect of such cooperation an amount per day equal to a prorated portion of Employee’s Annual Base Salary as of the Termination Date, payable in accordance with the Company’s then-current compensation policies (subject to customary withholding and other payroll taxes).

(e)           Post-Termination Nonassistance.  The Employee agrees and covenants that, following the Employment Period, he shall not, except as may be required by applicable law, voluntarily assist, support or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge or cause of action against or by the Company or any of its Affiliates, including by providing testimony or other information or documents; except under compulsion of law in which case the Employee shall give the Company notice thereof.  Should the Employee be compelled to testify, nothing in this Agreement is intended or shall prohibit the Employee from providing complete and truthful testimony.  This Agreement shall not in any way prevent the Employee from cooperating with any investigation by any federal, state or local governmental agency.

Section 5.               Obligations of the Company upon Termination.

(a)           Without Cause.  If the Company shall terminate the Employee’s employment Without Cause, then the Company will provide the Employee with the following severance payments and/or benefits:

(i)            (A) on the date on which the Employee would have received the next installment of his Annual Base Salary following the Termination Date had he then been employed by the Company, the Company shall pay to Employee a lump sum in the amount of the Employee’s accrued but unpaid Annual Base Salary through the Termination Date, and (B) within 45 days of the Termination Date, the Company shall pay to Employee a lump sum in the amount of any unpaid reimbursable expenses and any unpaid amounts to which the Employee is entitled pursuant to any of the Company’s or its Affiliates’ benefit plans or programs in which the Employee participated during the Employment Period (in the manner and in accordance with the terms of such plans and program, in each case through the Termination Date) (“Accrued Obligations”);

(ii)           in the sole discretion of the Managers, the Company may pay to the Employee a prorated portion (based on the number of days that have elapsed in such fiscal year prior to the termination) of the Annual Bonus that would have been payable to the Employee (assuming that the Employee had remained employed by the Company through the end of such fiscal year) for the fiscal year in which such termination occurs payable in accordance with the Company’s then-current compensation policies;

(iii)          (A) if the Termination Date occurs on or prior to the second anniversary of the Effective Date, the Company shall continue to pay the Employee his Annual Base Salary in accordance with customary payroll practices (and subject to customary withholding and payroll taxes) until the third anniversary of the Effective Date, and (B) if the Termination Date occurs following the second anniversary of the Effective Date, the Company shall continue to pay the Employee his Annual Base Salary in accordance with customary payroll practices (and subject to customary withholding and payroll taxes) until the first anniversary of the Termination Date (either such period, the “Severance Period”); and

(iv)          at the expense of the Company, the Employee and members of his family, if applicable, shall be entitled to continue their participation in all welfare and benefit plans of the Company or its Affiliates in which the Employee was participating immediately prior to the Termination Date (as such benefits are from time to time in effect at the Company or its Affiliates), on the same basis as other senior executives of the Company or its Affiliates until the earlier of (A) the expiration of the Severance Period and (B) the date that the Employee is eligible to receive coverage and benefits from a new employer; provided, however, that if the Employee is precluded from continuing his participation in any welfare or benefit plan of the Company or its Affiliates (pursuant to the terms and subject to the conditions of the applicable welfare or benefit plan) in which he was participating as of the Termination Date, then the Company shall pay him the economic equivalent of the benefits provided under such plan in which he is unable to participate for the period specified above, it being understood that the economic equivalent of a benefit foregone shall be deemed to be the cost in the State of New York that would reasonably be incurred by the Employee in obtaining such benefit himself on an individual basis.

(b)           Cause; By the Employee.  If the Employee’s employment shall be terminated by the Company for Cause, or by the Employee for any reason, then the Company shall have no further payment obligations to the Employee other than for (i) payment of Accrued Obligations to the Employee, and (ii) as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1985.

(c)           Death; Disability.  If the Employee’s employment is terminated due to death or Disability of the Employee, then the Company shall have no further payment obligations to the Employee (or his legal representative, as applicable) other than for:  (i) payment of Accrued Obligations to the Employee or his heirs, as applicable; (ii) payment to the Employee (or his heirs) of a prorated portion (based on the number of days that have elapsed in such fiscal year prior to the termination) of the Annual Bonus that would have been payable to the Employee (assuming that the Employee had remained employed by the Company through the end of such fiscal year) for the fiscal year in which such termination occurs payable in accordance with the Company’s then-current compensation policies; (iii) continuance of benefits under the Company’s or its Affiliates’ disability, life, welfare and benefit plans to the Termination Date; and (iv) as otherwise required under the Consolidated Omnibus Budget Reconciliation Act of 1985.

(d)           Condition; Remedies.  The Employee acknowledges and agrees that (a) the Company’ obligations to make payments under Sections 5(a)(ii), (iii) and (iv) will be conditioned on Employee executing and delivering a customary general release in form and substance satisfactory to the Company, and (b) except as provided in paragraphs (a), (b) and (c) of Section 5, from and after the Termination Date, the Company shall not have any obligation to make any payments whatsoever to Employee with respect to his employment by the Company and any and all rights of the Employee to any Annual Base Salary, Annual Bonus or other benefits pursuant to such employment shall automatically and immediately terminate upon the Termination Date and the Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

(e)           Resignation upon Termination.  Notwithstanding anything to the contrary contained herein, upon termination of employment hereunder for any reason, Employee shall be deemed to have given the Company notice of his resignation from any and all positions as officer of the Company and its Affiliates and as member of the board of directors or other similar governing body of the Company and its Affiliates, to the extent applicable.

(f)            Return of Company Property.  Upon termination of employment hereunder, Employee covenants and agrees that Employee shall return any and all of the Company’s and its Affiliates’ property (including, without limitation, all computers, keys, credit cards, identification tags, documents and other proprietary materials) and other materials.

Section 6.               Non-Compete.  During the Employment Period and for one (1) year after the Termination Date (the “Non-Compete Period”), Employee agrees that he shall not, and shall not permit any of his Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any activity or represent any business whether now existing or hereafter established that competes with (or proposes or plans to compete with) the Company or its Affiliates (a “Competitor”) (as determined in good faith by the Managers) in any line of business engaged in or under development by the Company; nor shall Employee entice, induce or encourage any of the Company’s other employees to engage in any activity which, were it done by Employee, would violate any provision hereof.  As used in this Section 6, the term “any line of business engaged in or under development by the Company” shall be applied as of the Termination Date or expiration of the Employment Period.

Section 7.               Non Solicitation.  The Company and Employee hereby acknowledge that a prohibition on solicitation of the Company’s customers, suppliers and other employees after the termination of Employee’s employment is necessary to protect the legitimate interests of the Company and to protect its secret and confidential information and trade secrets.  During the Non-Compete Period, Employee shall not contact, with a view towards purchasing or selling any product or service competitive with any product or service purchased or sold by the Company or any of its subsidiaries, or purchase or sell any product or service from or to any person, firm, association, corporation or other entity whatsoever:  (i) that Employee solicited, contacted or otherwise dealt with on behalf of the Company or any of its subsidiaries during the twelve (12) month period or any portion thereof preceding the Termination Date; or (ii) which is known by Employee to have been a customer of the Company or any of its subsidiaries during the twelve (12) month period or any portion thereof preceding the Termination Date.  During the Non-Compete Period, Employee shall not solicit, hire or assist others in soliciting or hiring any employee of the Company.  The Company shall have the option to extend the Non-Compete Period for up to one (1) additional year (the “Extension Year”), provided that the Company shall continue to pay Employee his Annual Base Salary in accordance with customary payroll practices (and subject to customary withholding and payroll taxes) during such Extension Year (or any portion thereof).

Section 8.               Nondisclosure and Nonuse of Confidential Information.

(a)           The Employee will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which the Employee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use (i) is directly related to and required by the Employee’s performance in good faith of duties assigned to the Employee by the Company, (ii) has been expressly authorized by the Managers or (iii) is required by applicable law; provided, however, that this sentence shall not be deemed to prohibit the Employee from complying with any subpoena, order, judgment or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) the Employee agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its reasonable discretion pursues, and (ii) in complying with any such Order, the Employee shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. The Employee will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Employee shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Employee may then possess or have under his control.

(b)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed or obtained by the Company or any of its Affiliates in connection with its business, including, but not limited to, information, observations and data obtained by the Employee while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company or such predecessors, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information (x) that has been published in a form generally available to the public prior (except through an act of the Employee) to the date the Employee proposes to disclose or use such information, (y) that is or becomes available to Employee on a nonconfidential basis from any source excluding the Company or one of its representatives or Affiliates, which source has represented to Employee (and which Employee has no reason to disbelieve after due inquiry) is entitled to disclose it; provided, that upon Employee becoming aware that such source was not entitled to disclose such information, such information shall be Confidential Information for purposes hereof, or (z) that was known to Employee on a nonconfidential basis prior to its disclosure to Employee by the Company or one of its representatives or Affiliates.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

Section 9.               Property, Inventions and Patents.

The Employee agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Non-Compete Period if and to the extent such Work Product (as hereinafter defined) results from any work performed for the Company or any of its Affiliates, any use of the Company’s or any of its Affiliates’ premises or property or any use of the Company’s or any of its Affiliates’ Confidential Information) by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such Affiliate.  The Employee will promptly disclose such Work Product to the Managers and perform all actions reasonably requested by the Managers (whether during or after the Employment

Period) to establish and confirm the Company’s or such Affiliates’ ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates (whether during or after the Employment Period) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.  The Employee recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States or corresponding foreign law.

Section 10.             Enforcement.

Because the Employee’s services are special, unique and extraordinary and because the Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 11.             Assurances by the Employee.

The Employee represents and warrants to the Company that he may enter into and fully perform this Agreement without breaching, violating or conflicting with (i) any judgment, order, writ, decree or injunction of any court, arbitrator, government agency or other tribunal that applies to the Employee or (ii) any agreement, contract, obligation or understanding to which the Employee is a party or may be bound.

Section 12.             Non-Disparagement.

The Employee agrees that; except as may be required by applicable law, he will not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written), to any person other than the Managers of the Company, that disparages the Company or any of its Affiliates (including, without limitation, Morgan Stanley or any of its Affiliates) or is likely in any way to harm the business or the reputation of the Company or any of its Affiliates (including, without limitation, Morgan Stanley or any of its Affiliates), or any of their respective former, present, or future Managers, directors, officers, members, stockholders, employees, vendors, clients, successors or assigns.

Section 13.             Termination of Severance Payments.

In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if, after any termination of employment, the Employee violates (a) any provision of Section 6, 7, 8, 9, 10, 11 or 12 of this Agreement or (b) any other provision of this Agreement in any material respect and (in the case of this clause (b)) such violation shall have continued for a period of ten (10) days after the Company gives written notice to Employee specifying such violation, then in either case, the provisions set forth in clauses (ii), (iii) and (iv) of Section 5(a) and clause (ii) of Section 5(c), and the Company’s obligations thereunder, shall be terminated and of no further force or effect, without limiting or affecting the Employee’s obligations under Sections 6, 7, 8, 9, 10, 11 or 12, or the Company’s other rights and remedies available at law or equity.

Section 14.             General Provisions.

(a)           Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)           Entire Agreement.  This Agreement embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)           Counterparts.  This Agreement may be executed in separate counterparts (delivery of which may occur by facsimile or via email in a portable document format (.pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns; Beneficiaries.  This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives, and shall be binding upon the Company’s successors and assigns.  This Agreement shall be automatically assigned, without any action of the parties to a successor by merger or consolidation of the Company and all references to the Company herein shall be deemed to refer to such successor.

(e)           Third Party Beneficiary.  Morgan Stanley shall be a third party beneficiary to the agreements made in this Agreement and shall have the right to enforce such agreements directly against Employee.  Except as set forth in the preceding sentence, nothing herein is intended to, nor shall it, confer, expressly or by implication, upon any person or entity any right or remedy under or by reason of this Agreement, whether as a purported third party beneficiary or otherwise.

(f)            Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

(g)           Submission to Jurisdiction.  Any judicial proceeding brought against either of the parties on any dispute arising out of this Agreement or any matter related hereto shall be brought exclusively in the courts of the State of New York located in Buffalo, New York or in the United States District Court for the Western District of New York, and, by execution and delivery of this Agreement, each of the parties accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

(h)           Waiver of Jury Trial.  The Company and Employee hereby waive, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, or in connection with, this Agreement.

(i)            Amendment and Waiver.  Subject to Section 14(a) hereof, the provisions of this Agreement may be amended and waived only with the prior written consent of the Employee and the Company and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(j)            Notices.  All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, or (iv) transmitted by facsimile (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)            if to the Company, to:

HANK ACQUISITION COMPANY, LLC
c/o Morgan Stanley Capital Partners V Funding LP
1585 Broadway, Floor 39
New York, New York 10036
Attention:  Geoffrey Strong
Facsimile:  (212) 507-0690
and
Attention:  Gary Matthews
Facsimile:  (201) 633-4589

with a copy to:

Nixon Peabody LLP
437 Madison Avenue
New York, New York 10022
Attention:  Dominick P. DeChiara
and Bradley C. Vaiana
Facsimile:  (212) 940-3111

(ii)           if to the Employee, to his address set forth on the signature page hereto;

with a copy to:

Damon & Morey LLP
298 Main Street
Buffalo, New York 14202
Attention:  Christopher T. Greene, Esq.
Facsimile:  (716) 856-5521

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the fifth business day following the date on which such communication is posted, if sent by mail.

(k)           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)            Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m)          Right of Set Off.  In the event of a breach or alleged breach by the Employee of any of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to Employee, to withhold any payments the Company is then obligated to make to the Employee until such time as such breach or alleged breach has been finally adjudicated by a court of competent jurisdiction.  If the Company is the prevailing party in such adjudication, the Company is hereby authorized, to the fullest extent permitted by law, to set-off and apply any and all amounts at any time held by the Company on behalf of the Employee and all indebtedness at any time owing by the Company to the Employee against any and all of the obligations of the Employee now or hereafter existing in respect of such breach.

(n)           Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

HANK ACQUISITION COMPANY, LLC

By:	/s/ Gary Matthews
Name: Gary S. Matthews
Title: Chairman of the Board

EMPLOYEE

/s/ Frank Curci
Frank Curci

Address: